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                                                                       Exhibit 5

                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110

                                                     September 29, 1998

Chancellor Corporation
210 South Street
Boston,  MA  02111

Dear Sir or Madam:

         We are acting as counsel to Chancellor Corporation, a Massachusetts corporation (the "Corporation"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Corporation under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, relating to the registration of 5,435,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the Corporation. The Shares are to be issued by the Corporation pursuant to the 1994 Directors' Stock Option Plan and 1997 Stock Option Plan, as amended (collectively, the "Plans").

         For purposes of rendering the opinions set forth herein, we have reviewed the corporate proceedings and records of the Corporation with respect to the authorization of the Plans and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

         As to all factual matters (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied upon representations made to us by the Corporation set forth in the aforesaid certificates, and have assumed, without independent inquiry, the accuracy of such representations.

         We further assume that (i) all options granted or to be granted pursuant to the Plans will be granted in accordance with all requisite corporate action by the Corporation and in accordance with the terms of such Plans, (ii) all Shares issued upon exercise of options granted or to be granted pursuant to the Plans will be issued in accordance with the terms of such Plans and the terms of the related options, and (iii) the respective purchase prices will be greater than or equal to the par value per share of the Shares.

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         Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Massachusetts Business Corporation Law as applied by courts located in the Commonwealth of Massachusetts.

         Based upon and subject to the foregoing, we are of the opinion that the Shares when issued and delivered upon the exercise of options duly granted pursuant to the Plans and against the payment of the respective purchase prices therefor, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The opinions expressed herein are given as of the date hereof, and we undertake no obligations hereby and disclaim any obligation to advise your of any changes in law or fact after the date hereof pertaining to any matter referred to herein.

                                            Very truly yours,

                                            /s/ Bingham Dana LLP

                                            BINGHAM DANA LLP